Investor Relations Contact:
Don Duffy/Raphael Gross
203.682.8200

Kona Grill Reports Fourth Quarter and Full Year 2006 Results
Fourth Quarter Revenues Increase 41.8%; Diluted EPS of ($0.19)
Company Issues 2007 Guidance
Company to Present at Roth Capital Partners 19th Annual OC Conference

SCOTTSDALE—(BUSINESS WIRE)—February 13, 2007—Kona Grill, Inc. (Nasdaq: KONA), an American grill and sushi bar, today reported results for its fourth quarter and full year ended December 31, 2006.

Highlights for the fourth quarter of 2006 include:

•	Opened restaurants in Oak Brook, IL and Naples, FL bringing total to 14

•	Revenue increased 41.8% to $14.8 million

•	Same-store sales increased 1.3%

•	Restaurant operating profit increased 29.1% to $2.7 million

•	Net loss of ($1.1) million, or ($0.19) per diluted share, including non-cash stock-based compensation expense of $0.3 million, or $0.05 per diluted share

Highlights for the full year of 2006 include:

•	Achieved goal of opening five new restaurants, resulting in 56% unit growth

•	Revenue increased 37.7% to $50.7 million

•	Same-store sales increased 4.0%

•	Restaurant operating profit increased 27.0% to $10.2 million

•
Net loss of ($2.7) million, or ($0.47) per diluted share, including non-cash stock-based compensation expense of $1.0 million, or $0.17 per diluted share, and previously announced separation charges of $0.4 million, or $0.08 per diluted share

“Fourth quarter results were in line with our previous guidance, although operations were negatively impacted by major snow storms in Denver, which resulted in lower than expected traffic during the peak holiday season. On a full year basis, we continued to demonstrate the strength of the Kona Grill brand by adding five restaurants to our portfolio and by upholding operating profit margins which we believe rank among the highest in our industry,” said Marcus E. Jundt, Chairman of the Board, Chief Executive Officer and President of Kona Grill.

Mr. Jundt continued, “In 2007, we are committed to maintaining our high standards for guest service, flavorful food, and fresh sushi as we bring the Kona Grill experience to six new locations across the country. Our updated guidance reflects the current development schedule and its projected impact on our financial results during the year, as well as some weather-related softness we have experienced so far in the first quarter. Above all, our attractive unit economics and untapped growth opportunities instill us with great confidence in our future.”

Fourth Quarter Financial Results
Revenue increased 41.8% to $14.8 million during the fourth quarter of 2006 from $10.4 million during the same period last year, primarily as a result of $4.2 million in incremental revenue associated with the opening of five new restaurants during the year. Same-store sales increased 1.3%, primarily reflecting higher menu prices.

Average weekly sales for the seven restaurants in the comparable base were $95,719 during the fourth quarter of 2006, compared to $94,449 in the prior year period. Average weekly sales for restaurants not in the comparable base that were open the entire quarter were $77,121 during the fourth quarter this year versus $71,717 last year, a 7.5% increase.

Net loss for the fourth quarter of 2006 was ($1.1) million, or ($0.19) per diluted share, based upon 5.8 million diluted shares, versus net income of $0.1 million, or $0.01 per diluted share for the same period last year, based upon 5.9 million diluted shares.

Full Year 2006 Financial Results
Revenue increased 37.7% to $50.7 million during 2006 from $36.8 million last year, primarily as a result of $7.9 million in additional revenue associated with the opening of five restaurants during 2006, as well as a 4.0% increase in same-store sales.

Net loss for the year ended December 31, 2006 was ($2.7) million, or ($0.47) per diluted share, based upon 5.8 million shares. This compares to a net loss of ($0.4) million, or ($0.13) per diluted share, based upon 3.0 million shares, in the prior year.

Financial Guidance
For the first quarter of 2007, the Company expects revenue of $14.8 million to $15.2 million and a net loss of ($0.3) million to ($0.6) million, or a net loss per diluted share of ($0.05) to ($0.10). This range includes the impact of expensing non-cash stock-based compensation which is estimated to be $0.03 to $0.04 per diluted share for the first quarter of 2007. The Company anticipates opening its first restaurant of the year in March which is included in this guidance.

For fiscal year 2007, the Company expects revenue of $73 million to $75 million and net loss of $(1.2) million to net profit of $0.1 million, or ($0.20) to $0.01 per diluted share. This estimate includes the estimated impact of stock-based compensation, which is estimated to be $0.10 to $0.12 per diluted share. The Company anticipates opening six new restaurants in fiscal year 2007, with the majority of these units commencing operations in the second half of the year. New development includes previously announced restaurants in Austin, TX; Troy, MI; Gilbert, AZ; and Stamford, CT, as well as two units to be named at a later date.

Company to Present at Investor Conference
On Thursday, February 22, 2007 the Company will be presenting at the Roth Capital Partners 19th Annual OC Conference, which is being held at The Ritz Carlton in Laguna Niguel, California.  The presentation will begin at 10:00 AM Pacific Time.  Investors and interested parties can access the webcast from the investor relations portion of the Company’s website at www.konagrill.com.

Conference Call
The Company will host a conference call to discuss fourth quarter 2006 financial results today at 5:00 PM ET. The call will be webcast live from the Company’s website at www.konagrill.com under the investor relations section. Listeners may also access the call by dialing 800-811-8845 or 913-981-4905 for international callers. A replay of the call will be available until Tuesday, February 20, 2007, by dialing 888-203-1112 or 719-457-0820 for international callers; the password is 4484398.

About Kona Grill
Kona Grill owns and operates restaurants in Scottsdale, AZ; Chandler, AZ; Denver, CO; Naples, FL; Lincolnshire, IL; Oak Brook, IL; Carmel, IN; Kansas City, MO; Omaha, NE; Las Vegas, NV; Dallas, TX; Houston, TX; San Antonio, TX and Sugar Land, TX. Kona Grill restaurants offer freshly prepared food, personalized service, and a warm, contemporary ambiance that creates an exceptional, yet affordable, dining experience. Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar.

Forward-Looking Statements
The financial guidance we provide for our first quarter and fiscal year 2007 results, statements about our beliefs regarding profits and stockholder value, and certain other statements contained in this press release are forward-looking. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include various risk factors set forth in our 2005 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, as well as various risk factors set forth from time to time in our reports filed with the Securities and Exchange Commission.

KONA GRILL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets	$17,873	$29,327
Other assets	407	474
Property and equipment, net	40,516	22,617

Total assets	$58,796	$52,418

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$8,731	$4,655
Long-term obligations	14,243	10,452
Stockholders’ equity	35,822	37,311

Total liabilities and stockholders’ equity	$58,796	$52,418

KONA GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Restaurant sales	$14,810	$10,443	$50,693	$36,828
Costs and expenses:
Cost of sales	4,286	2,962	14,442	10,550
Labor	4,735	3,183	15,777	11,123
Occupancy	970	693	3,393	2,466
Restaurant operating expenses	2,096	1,496	6,931	4,698
General and administrative	1,803	1,373	7,155	4,783
Preopening expense	907	65	2,378	634
Depreciation and amortization	1,233	682	3,943	2,333

Total costs and expenses	16,030	10,454	54,019	36,587

(Loss) income from operations	(1,220)	(11)	(3,326)	241
Nonoperating income (expense):
Interest income	213	204	936	300
Interest expense	(68)	(82)	(294)	(841)

(Loss) income before provision for income taxes	(1,075)	111	(2,684)	(300)
Provision for income taxes	10	59	60	83

Net (loss) income	$(1,085)	$52	$(2,744)	$(383)

Net (loss) income per share:
Basic	$(0.19)	$0.01	$(0.47)	$(0.13)

Diluted	$(0.19)	$0.01	$(0.47)	$(0.13)

Weighted average shares used in computation:
Basic	5,834	5,680	5,791	3,044

Diluted	5,834	5,899	5,791	3,044

Reconciliation of Restaurant Operating Profit to (Loss) Income from Operations
The Company defines restaurant operating profit to be restaurant sales minus cost of sales, labor, occupancy, and restaurant operating expenses. Restaurant operating profit does not include general and administrative expenses, depreciation and amortization, and preopening expenses. The Company believes restaurant operating profit is an important component of financial results because it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance. The Company uses restaurant operating profit as a key metric to evaluate its restaurants’ financial performance compared with its competitors. Restaurant operating profit is not a financial measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to (loss) income from operations. Restaurant operating profit may not be comparable to the same or similarly titled measures computed by other companies. The table below sets forth the Company’s calculation of restaurant operating profit and a reconciliation to (loss) income from operations, the most comparable GAAP measure.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Restaurant sales	$14,810	$10,443	$50,693	$36,828
Costs and expenses:
Cost of sales	4,286	2,962	14,442	10,550
Labor	4,735	3,183	15,777	11,123
Occupancy	970	693	3,393	2,466
Restaurant operating expenses	2,096	1,496	6,931	4,698

Restaurant operating profit	2,723	2,109	10,150	7,991

Deduct — other costs and expenses:
General and administrative	1,803	1,373	7,155	4,783
Preopening expense	907	65	2,378	634
Depreciation and amortization	1,233	682	3,943	2,333

(Loss) income from operations	$(1,220)	$(11)	$(3,326)	$241

	Percentage of Restaurant Sales		Percentage of Restaurant Sales
	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Restaurant sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	28.9	28.4	28.5	28.6
Labor	32.0	30.5	31.1	30.2
Occupancy	6.5	6.6	6.7	6.7
Restaurant operating expenses	14.2	14.3	13.7	12.8

Restaurant operating profit	18.4	20.2	20.0	21.7

Deduct — other costs and expenses:
General and administrative	12.2	13.1	14.1	13.0
Preopening expense	6.1	0.6	4.7	1.7
Depreciation and amortization	8.3	6.5	7.8	6.3

(Loss) income from operations	(8.2)%	(0.1)%	(6.6)%	0.7%

Certain percentage amounts may not sum to total due to rounding